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                                              Exhibit 99
                                              AT&T Capital
Corporation


AT&T ANTICIPATES A POSSIBLE SECONDARY
OFFERING OF SHARES OF AT&T CAPITAL'S STOCK


For Immediate Release:  April 12, 1996
______________________________________

     Morristown, N.J. -- AT&T Capital Corporation (NYSE-TCC) announced that AT&T Corp. (AT&T), its 86% shareowner, delivered a letter to it today that stated:

     "Following AT&T's September 20, 1995 announcement of its intention to separate AT&T into three independent businesses and sell its remaining interest in AT&T Capital Corporation ("Capital"), Capital's Board of Directors authorized Capital's management to retain financial and legal advisors to assist Capital in examining possible public and private sale alternatives. AT&T supported that decision and the initial focus on a possible private sale.

     "As you know, we have been monitoring the situation and now believe it may be appropriate to pursue an underwritten public offering of shares of Capital held by AT&T, while Capital continues to explore private sale alternatives.

     "We are not at this point making a formal request under the Registration Rights Agreement between the companies but anticipate doing so in the near future."

     Any such offering of AT&T Capital's common stock would be made only by means of a prospectus.

     AT&T Capital Corporation is a diversified equipment leasing and finance company based in Morristown, New Jersey.